Exhibit 10.8

Strategic Distribution, Inc.	R.C. Whitaker
3220 Tillman Drive, Suite 200	President and CEO
Bensalem, PA 19020
Phone: 215.633.1992
Fax: 215.633.4427
Email: ron_whitaker@isacs.com

November 21, 2000

Mr. Donald C. Woodring

40 North Front Street

Sunbury, PA 17801

Dear Don:

I have outlined the offer for employment at SDI below. Should you accept the challenge based upon the summary points below, we will work together to develop a contract that adequately addresses the summarized items and protects both your personal and our corporate interests.

Summary of Offer

Position:	Senior Vice President, Field Support

Responsibility:	Full functional, performance and budgetary responsibility for Information Systems, Procurement, Data Management, Training, Implementation, and e-commerce strategy.

Salary:	$200,000 per year paid in regular bi-weekly installments

Executive benefits package:	As delivered.

Target bonus:

Fifty percent (50%) of salary based upon a combination of mutually agreed individual goals and corporate performance parameters. The intent will be to have minimum threshold performance and no cap on potential. Achievement in excess of 75% of salary may be “banked” for payment in future years.

Option grant:	Seventy-five thousand (75,000) SDI shares priced at the average closing price for the three days 1, 4, 5 of December 2000.

Share purchase opportunity:	Once this is designed and approved by the Board of Directors, you will have the option to participate fully along with other staff members.

Severance:

Dismissal for reasons other than “cause” will result in a payment of one year’s salary in monthy installments and coverage under the normal benefits package for you and your family for the same period.

In a change of control sutuation, the severance package above applies at your discretion.

Perquisites:	Temporary living allowance to aide in your move decision and company vehicle.

Please let me know your decision on this matter as soon as possible. We have a series of challenges that require your immediate attention. I look forward to working closely with you over the next few years to ensure SDI reaches its potential.

Best personal regards,

R. C. Whitaker
Accepted: /s/ Donald C. Woodring
RCW/gs